Exhibit 99.1

ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES SECOND QUARTER FISCAL 2004 RESULTS

Southampton, PA: October 15, 2003 – Environmental Tectonics Corporation (“the Company”) (AMEX: ETC) today announced financial results for the second quarter of fiscal 2004.

For the second quarter of fiscal 2004, which ended on August 29, 2003, the Company had a net loss of $622,000, or ($.09) per share (diluted), versus a net income of $736,000 or $.10 per share (diluted) for the second quarter of fiscal 2003. Sales for the second quarter of fiscal 2004 were $4,752,000, as compared to $11,041,000 for the second quarter of fiscal 2003, a decrease of $6,289,000 or 57.0%, primarily reflecting decreased domestic entertainment sales (down $8,100,000, 99.9%). Partial offsets to the lower domestic entertainment sales included increased domestic sterilizer sales, which benefited from a new Ethylene Oxide (ETO) sterilizer project, and increased international Aircrew Training Systems sales, which benefited from a centrifuge project in Malaysia, and higher sales for service and spares.

Geographically, domestic sales for the second quarter of fiscal 2004 were $1,757,000, down $7,079,000 or 80.1% from the second quarter of fiscal 2003, primarily representing the aforementioned decrease in entertainment sales, and represented 37.0% of the Company’s total sales for the second quarter of fiscal 2004. U.S. Government sales for the second quarter of fiscal 2004 were $330,000 as compared to $855,000 in the second quarter of fiscal 2003. International sales for the second quarter of fiscal 2004, including those made by the Company’s foreign subsidiaries, were $2,665,000, an increase of $1,314,000 or 97.3% over international sales for the second quarter of fiscal 2003, and represented 56.1% of total sales for the second quarter of fiscal 2004.

Gross profit for the second quarter of fiscal 2004 was $1,786,000, as compared to $3,263,000 for the second quarter of fiscal 2003, a decrease of $1,477,000 or 45.3%. This decrease reflected the decrease in sales which was only partially offset by an 8.0 percentage point increase in the gross profit rate as a percent of sales. Increased rates were evidenced in domestic sterilizer and international Aircrew Training Systems sales.

	Selected Financial Data (unaudited)
	(thousands, except share and per share information)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Aug. 29, 2003	Aug. 23, 2002	Aug. 29, 2003	Aug. 23, 2002

Sales	$4,752	$11,041	$10,882	$22,248
Gross profit	$1,786	$3,263	$4,073	$6,846
Operating (loss)/income	$(395)	$1,108	$125	$2,183
Pre-tax (loss)/income	$(862)	$936	$(729)	$1,767
Minority interest	$2	$5	$6	$31
Net (loss)/income	$(622)	$736	$(552)	$1,321

(Loss)/Earnings per share
Net (loss)/income available to common shareholders	$(622)	$736	$(552)	$1,321
Basic	$(0.09)	$0.10	$(0.08)	$0.18
Average shares	7,157,000	7,153,000	7,157,000	7,153,000
Diluted	$(0.09)	$0.10	$(0.08)	$0.18
Average shares	7,157,000	7,489,000	7,157,000	7,496,000

William F. Mitchell, ETC’s President and Chairman, stated, “ETC lags behind the economy by one to two years which had its effect. We expect bookings to increase going forward. New business looks favorable in virtually all areas. Entertainment business was hardest hit. Please see our news release dated October 14th titled “ETC SETS THE RECORD STRAIGHT ON MISSION:SPACE”. ETC has unresolved issues which are the subject of a lawsuit.

“On November 12th through the 14th we will be having a Celebration of First Flight of the ETC ATFS (Authentic Tactical Flight Simulator). This evolutionary and revolutionary device is the only simulator that integrates a G-force platform with an authentic modular tactical cockpit and high fidelity virtual tactical Battle Space simulation. We have invited U.S. Congressmen and women and Senators and high-ranking military personnel as well as foreign dignitaries and military leaders to witness ETC’s resident test pilot take the first flight of this latest device in high-performance pilot training. The ATFS has the potential to save the US Military $2 billion per year while improving safety and tactical skills.

“In the entertainment area, we are feverishly completing our new entry, the Wild Earth ™, to display at the International Association of Amusement Parks and Attractions (IAAPA) Show in Orlando, November 17th to 21st. This is the world’s largest show in the industry and we have already had very favorable reaction from potential buyers. We anticipate our initial entertainment sale of Wild Earth™ by the end of this fiscal year. ETC’s entertainment products provide an exciting extension of our proven knowledge in aviation medicine and offer a unique alternative to existing attractions. This fact has been proven by the overwhelming response to Mission:Space at EPCOT.

“We are continuing to develop our Advanced Disaster Management Simulator, ADMS, and integrate this product into Fire and Disaster Management Organizations worldwide. We expect to partner with major companies that will use the ADMS tool to support their Homeland Defense Initiatives. ADMS has been developed over the last 8 years and is a real time virtual intelligent simulation that can be used for training and management at: Airports, Sea Ports, Entertainment Parks, Nuclear Plants and virtually anywhere a disaster or terrorist situation might occur.

“Next to our people, ETC’s main asset continues to be our intellectual property. This includes proprietary technologies, processes, manufacturing techniques and software. We continue to invest millions of dollars in software development to maintain our leadership position.”

ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

Contact: Duane D. Deaner, CFO      Tel: 215-355-9100 (ext. 1203)     Fax: 215-357-4000
               ETC – Internet Home Page:       http://www.etcusa.com